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ISSUER FREE WRITING PROSPECTUS
(SUPPLEMENTING PRELIMINARY PROSPECTUS FILED FEBRUARY 7, 2007)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-139831

AVIZA TECHNOLOGY, INC.

        On February 20, 2007, Aviza Technology, Inc. filed Amendment No. 2 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its preliminary prospectus dated February 7, 2007. The following summarizes the disclosure in the prospectus included in Amendment No. 2 to the Registration Statement that updates the disclosure in the preliminary prospectus. References below to "we," "us," "our" and "our company" are used in the manner described in the preliminary prospectus.

        We have updated the risk factor disclosure on pages 14 and 15 as follows:

        In the risk factor entitled "We will be required to spend significant time, money and other resources to determine whether our internal control over financial reporting is effective. If we are unable to achieve and maintain effective internal control over financial reporting, the value of your investment in Aviza could decline," we revised the first paragraph to delete references to the dates by which we will be required to comply with Section 404 (which are set forth in the succeeding risk factor) and we revised the fourth paragraph to read as follows:

          "The process of implementing our internal control over financial reporting and complying with Section 404 will be expensive and time consuming, and will require significant effort by management. We cannot assure you that we will implement and maintain effective internal control over financial reporting. If management asserts that our internal control over financial reporting is ineffective, or if our independent registered public accounting firm expresses an adverse opinion on management's assessment or that our internal control over financial reporting is ineffective, the value of your investment in Aviza could decline. In addition, a delay in complying with Section 404 may subject us to a variety of administrative actions, including ineligibility for short-form resale registration, action by the SEC, the suspension or delisting of our common stock from the Nasdaq Global Market and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and could harm our business."

        We have revised the title of the succeeding risk factor on page 15 to read "We may not be required to furnish a report on our internal control over financial reporting until December 2008" and added a sentence that indicates that if we become an "accelerated filer" under the SEC's rules as of March 30, 2007, we will have to comply with Section 404 for our fiscal year ending in September 2007.

        The most recent registration statement, as amended (including a preliminary prospectus), can be accessed through the following link:
http://www.sec.gov/Archives/edgar/data/1311396/000104746907001299/a2175674zs-1a.htm

        We have filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1.800.903.3268 or by sending an email to ir@avizatechnology.com.

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AVIZA TECHNOLOGY, INC.